Exhibit 99.3


SEC Registration Filed for Genentech Public Offering

SOUTH SAN FRANCISCO, Calif. -- June 14, 1999 -- Genentech, Inc. today announced that it has filed with the Securities and Exchange Commission a registration statement relating to a proposed public offering of Genentech shares owned by Roche Holdings, Inc.

Roche expects to publicly sell up to 19 percent of the outstanding Genentech shares in the offering, which follows the redemption of the special common shares previously announced by Genentech.

The registration statement has not yet become effective, and a written prospectus for the public offering is not yet available. The public offering will be made only by means of a prospectus. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement does not constitute an offer to sell or the solicitation of an offer to buy. There shall not be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state.

J.P. Morgan Securities Inc. is acting as lead manager for the offering. Goldman, Sachs & Co., Merrill Lynch & Co., Warburg Dillon Read LLC and BancBoston Robertson Stephens are co-managers.

Genentech, Inc. is a leading biotechnology company that discovers, develops, manufacturers and markets human pharmaceuticals for significant unmet medical needs. Twelve of the approved products of biotechnology stem from Genentech science, seven of which Genentech markets directly in the United States. The company has headquarters in South San Francisco, California.


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